Exhibit 10.1
SEPARATION AGREEMENT
          This Separation Agreement is made as of June 30, 2006, by and among Richard Fritschi (“Fritschi”), Zimmer Holdings, Inc. (“Zimmer Holdings”), and Zimmer GmbH (“Zimmer GmbH”), a subsidiary of Zimmer Holdings. Zimmer Holdings and Zimmer GmbH, together with all of their subsidiaries and affiliates worldwide, are sometimes collectively referred to herein as “Zimmer”.
Recitals
          A. Fritschi has been an employee of Zimmer GmbH, most recently serving as President, Zimmer Europe and Australasia. Zimmer GmbH and Fritschi are parties to the following agreements: (i) Employment Contract, executed on or about September 10, 2004 (the “Employment Contract”), and (ii) Confidentiality, Non-Competition and Non-Solicitation Employment Agreement, executed on or about October 18, 2004 (the “Existing Non-Compete Agreement”). Additionally, Zimmer Holdings and Fritschi are parties to three separate stock option award agreements, one of which was executed in January 2004, and the other two of which were executed in January 2005 (collectively, the “Stock Option Agreements”).
          B. On December 2, 2005, Zimmer GmbH notified Fritschi that it was exercising its right to terminate his employment following the six-month notice period required by the Employment Contract. Zimmer GmbH placed Fritschi on immediate garden leave (Freistellung) and notified him that the effective date of the termination will be June 30, 2006 (the “Termination Effective Date”). Zimmer GmbH and Fritschi executed a letter agreement on December 2, 2005 setting forth certain mutual understandings concerning the notice of termination and garden leave arrangement.
          C. Solely in exchange for Fritschi’s agreement to enter into a new post-employment restrictive covenant against competition, Zimmer is prepared to provide certain special compensation to Fritschi. The parties mutually desire to enter into this Agreement to memorialize certain terms and conditions that will be in effect for a period of time subsequent to the Termination Effective Date.
Agreement
          In consideration of the foregoing and the following mutual undertakings, Fritschi and Zimmer agree as follows:
     1. Recitals. The recitals set forth above are incorporated into and are a part of this Agreement.
     2. Payments During the Garden Leave Period.
          (a) Throughout the balance of the current garden leave period concluding on the Termination Effective Date, Zimmer GmbH will continue to pay to Fritschi his current monthly base salary, monthly car allowance, and pro-rata target bonus amount for the 2006 calendar year pursuant to the Zimmer Executive Performance Incentive Plan. In addition, during the garden leave period, Fritschi is entitled to all contractual pension, insurance and benefits contributions, and any other employment benefits required to be provided by Zimmer GmbH under applicable Swiss law.
          (b) Fritschi acknowledges and agrees that Zimmer has fully satisfied (i) the incentive compensation (i.e., bonus) payment obligations owed to Fritschi pursuant to the Zimmer Executive Performance Incentive Plan for the 2005 fiscal year, and (ii) the year two bonus payment obligations owed to Fritschi pursuant to the Zimmer Supplemental Performance Incentive Plan relating to the Centerpulse integration. Fritschi acknowledges and agrees that, as a consequence of his employment termination, he shall not be entitled to be considered for a year three (i.e., 2006) payment under the Zimmer Supplemental Performance Incentive Plan.
     3. Vacation Pay. The parties agree that, during the six-month garden leave period expiring on the Termination Effective Date, Fritschi has used (or shall use) a total of 35 previously accrued vacation days. After applying the 35 vacation days used during the garden leave period, Zimmer GmbH shall make a cash payment to Fritschi in order to account for the balance of accrued and unused vacation days, which payment shall be made on or about the Termination Effective Date. Zimmer GmbH and Fritschi agree that, in accordance with the preceding sentence, Fritschi shall receive cash compensation in the amount of CHF 224,587, which sum equals the base compensation for 127 accrued and unused vacation days.
     4. Stock Options. All Zimmer Holdings stock options held by Fritschi shall vest and become exercisable immediately, provided that Fritschi complies fully with the terms and conditions of the Existing Non-Compete Agreement and New Non-Compete Agreement (as defined below). As of March 7, 2006, pursuant to the Stock Option Agreements, Fritschi holds the following stock options concerning Zimmer Holdings common stock:

Grant Date	Grant Type	Grant Price	Shares

1/14/2004	2004 MSOP Grant	$70.33 /share	50,000
1/18/2005	2005 MSOP Grant	$79.60 /share	27,143
1/18/2005	2005 Performance Options	$79.60 /share	18,240
Fritschi may exercise any or all of the above-referenced stock options at any time between the execution date of this Agreement and September 30, 2006. After September 30, 2006, any Zimmer Holdings stock options that have not previously been exercised by Fritschi shall be canceled and terminated.
     5. New Non-Compete Agreement and Additional Compensation Terms
          (a) On even date herewith, Fritschi, Zimmer Holdings and Zimmer GmbH have executed the new Post-Employment Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Attachment A, which is incorporated herein by reference and forms and integral part hereof (the “New Non-Compete Agreement”). The parties acknowledge and agree that, effective as of July 1, 2006, the New Non-Compete Agreement shall supersede and replace the Existing Non-Compete Agreement in its entirety. Notwithstanding the foregoing, Zimmer may continue to enforce its rights and remedies under and pursuant to the Existing Non-Compete Agreement for any violation which occurred on or before June 30, 2006.
          (b) In consideration for Fritschi entering into the New Non-Compete Agreement, provided that Fritschi complies fully with all of the covenants set forth in the New Non-Compete Agreement, Zimmer will issue the following installment payments to Fritschi:

	Payment Date	Payment Amount

Installment 1	January 1, 2007	CHF 100,000.00
Installment 2	December 31, 2007	CHF 150,000.00
Installment 3	June 30, 2008	CHF 500,000.00
The foregoing sums shall be net payments to Fritschi and Zimmer shall be responsible for all appropriate Swiss Social Security, pension and insurance payments relating to the foregoing three installment payments. Except as expressly set forth in this Agreement, subsequent to the Termination Effective Date, Zimmer shall have no further monetary obligations to or concerning Fritschi. Income earned by Fritschi from other non-competitive activities during either the garden leave period or the non-competition period set forth in the New Non-Compete Agreement will not reduce the payment sums otherwise owing by Zimmer to Fritschi. In order for Zimmer to confirm that Fritschi’s activities are non-competitive, Fritschi undertakes to notify Zimmer by e-mail correspondence to Chad Phipps, Associate General Counsel & Secretary (or his successor), of the sources of income and activities engaged in by Fritschi during the balance of the garden leave period and the non-competition period. The foregoing sums shall also be due and owing in the event of Fritschi’s death during the term of the New Non-Compete Agreement, provided that Fritschi was in compliance with the terms of the New Non-Compete Agreement at the time of his death. In such event, any remaining payments shall be delivered by Zimmer to Fritschi’s heirs in accordance with the installment payment schedule set forth above.
     6. Release and Discharge and Covenant Not To Sue. By signing this Agreement, Fritschi irrevocably and unconditionally releases and forever discharges Zimmer Holdings and Zimmer GmbH and their respective successors, insurers, assigns, parent companies and subsidiaries, affiliated entities, directors, officers, agents, employees and anyone acting for or on behalf of Zimmer (collectively, the “Releasees”) from any and all actions, claims and liabilities, whether known or unknown, arising out of or connected with any act, omission, or event occurring in whole or in part on or before the date of this Agreement, including, but not limited to, any and all claims arising from Fritschi’s employment with Zimmer or the termination of that employment, and including any claims under Swiss employment laws. Fritschi also covenants not to sue any of the Releasees or instigate or participate in any legal action against them. Fritschi agrees that he is not entitled to, and waives any claim for, any payments, benefits or compensation of any kind, including, but not limited to, under any Zimmer severance plan, except as expressly provided in this Agreement. The parties acknowledge that they intend this release and covenant not to sue to be construed as broadly as possible. Notwithstanding anything to the contrary stated herein, Fritschi does not release any claims, nor does he covenant not to sue, on account of any violations by Zimmer of its obligations to Fritschi set forth in this Agreement.
     7. Nondisparagement. Fritschi agrees that he will not make negative comments about or otherwise disparage or try to injure the reputation of the Releasees. This obligation will include refraining from negative statements about the Releasees, including their employees, directors, officers, methods of doing business, management practices, the effectiveness of their policies, and the quality of any of their services or products.
     8. Enforcement Remedies. In the event that a competent court of law has decided that Fritschi has breached any provision of this Agreement or the terms of the Existing Non-Compete Agreement on or before June 30, 2006 or the New Non-Compete Agreement from July 1, 2006 through June 30, 2008, in addition to any other remedies set forth in the Existing Non-Compete Agreement and the New Non-Compete Agreement and all other relief to which Zimmer may be entitled under law or in equity, Fritschi and Zimmer agree that Fritschi shall forfeit the right to receive the payments described under Section 5(b) above and Fritschi shall refund to Zimmer any sums previously paid by Zimmer to Fritschi under said Section 5(b). In addition, Zimmer shall be entitled to recover from Fritschi all litigation costs and attorneys’ fees incurred by Zimmer in any action or proceeding relating to this Agreement, the Existing Non-Compete Agreement and/or the New Non-Compete Agreement, in which Zimmer prevails.
     9. Knowledge and Voluntariness. Fritschi acknowledges that Zimmer provided him ample time to review this Agreement and consult with an attorney of his choosing if he deems it advisable to do so before signing this Agreement. He further agrees that he understands the meaning of this Agreement, including the fact that he is releasing the Releasees from any and all claims that exist as of the date of this Agreement, and that he voluntarily is entering into this Agreement.
     10. Non-Admission. Neither this Agreement nor any action pursuant to it constitutes an admission by any of the Releasees of any liability to Fritschi arising under any employment or other laws, and the Releasees specifically deny any such liability.
     11. Binding Agreement. This Agreement shall be binding upon Fritschi and Zimmer, and upon Zimmer’s successors, and shall inure to the benefit of Fritschi and Zimmer, and to Zimmer’s successors. For purposes of Section 5(b), this Agreement shall inure to the benefit of Fritschi’s heirs.
     12. Language Construed as a Whole. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.
     13. Governing Law and Jurisdiction. This Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland. Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the ordinary courts of Zurich 1.

     14. Entire Agreement. This Agreement, including the New Non-Compete Agreement attached as Attachment A, sets forth the entire agreement between the parties with regard to the subject matter hereof.
     15. Modification. This Agreement may not be amended, supplemented or modified except by written instrument signed by Fritschi and a duly-authorized officer of Zimmer Holdings and Zimmer GmbH. No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.
     16. Severability. Should any clause, portion or paragraph of this Agreement be declared by any court of competent jurisdiction to be unenforceable, invalid or illegal for any reason, it shall not affect the enforceability, validity or legality of the remainder of this Agreement so long as the economic or legal substance contemplated by this Agreement is not affected in any manner materially adverse to any party.
     17. Publicity. The parties acknowledge and understand that Zimmer Holdings is obligated to furnish this Agreement as an exhibit to a Form 8-K current report submitted to the United States Securities and Exchange Commission.
     IN WITNESS WHEREOF, Fritschi, Zimmer Holdings and Zimmer GmbH each have executed this Separation Agreement as of the date set forth below.

/s/ RICHARD FRITSCHI
RICHARD FRITSCHI

ZIMMER HOLDINGS, INC.
By:	/s/ J. RAYMOND ELLIOTT
	Name:	J. Raymond Elliott
	Title:	Chairman, President & CEO

ZIMMER GmbH
By:	/s/ ROLAND DIGGELMANN
	Name:	Roland Diggelmann
	Title:	Sr. VP, Sales & Distribution, Europe & MEA

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